Exhibit 19.1

AMERICA’S CAR-MART, INC.

STATEMENT REGARDING

INSIDER TRADING BY COMPANY PERSONNEL

“Insider trading” is the purchase or sale of a company’s stock by one who possesses information about the company that is not yet generally known and that a reasonable investor would consider important in making an investment decision regarding that stock. Because of the obvious potential for (and historical experience of) abuse of insider information, trading by insiders is severely restricted by federal law.

The SEC and U. S. Attorneys vigorously pursue violations of insider trading laws. Historically, their efforts have concentrated on individuals directly involved in trading abuses. In 1988, however, to further deter insider trading violations, Congress expanded the authority of the SEC and the Justice Department, adopting the Insider Trading and Securities Fraud Enforcement Act (the “Act”). The Act increased the penalties for persons engaging in illegal insider trading and provides for liability of certain “controlling persons,” including officers and directors, of the violator in certain circumstances. With the passage of the Sarbanes-Oxley Act of 2002, in particular section 1106, Congress further increased the penalties.

The consequences of insider trading violations can be staggering:

For an individual who trades while in possession of insider information, whether learned directly or via a tip from an insider:

●	a civil penalty up to three times the profit gained or loss avoided;

●	a criminal fine (no matter how small the profit) of up to $5 million; and

●	a jail term of up to twenty (20) years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

●	a civil penalty of the greater of approximately $2.3 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

●	a criminal penalty of up to $25 million.

And, if the individual who trades is an officer or director of the company, the SEC can obtain an order barring that person from serving again as an officer or director of a public company.

Any material nonpublic information gained as a result of employment may not be traded on, whether such information involves America’s Car-Mart, Inc., its subsidiaries, its customers or suppliers.

Insider Trading Policy Updated 7/11/24

Company-Imposed Sanctions. If an employee of America’s Car-Mart, Inc. or its subsidiaries, including America’s Car Mart, Inc. (an Arkansas Corporation), Colonial Auto Finance, Inc., Colonial Underwriting, Inc., and Texas Car-Mart, Inc., violates the insider trading laws as they apply to trading in America’s Car-Mart, Inc. stock, dismissal for cause may result. Even an SEC investigation that does not result in prosecution can be embarrassing, time-consuming and expensive for both America’s Car-Mart, Inc. and the employee and may result in termination of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided.

Material Information—Definition. Material information is any information that a reasonable investor may consider important in a decision to buy, hold or sell stock—in short, any information which could reasonably affect the price of the stock. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material include:

●	unannounced quarterly operating results or projections of future earnings or losses;

●	news of a pending or proposed merger, acquisition or tender offer;

●	news of a significant purchase or sale of assets or the acquisition or disposition of a subsidiary;

●	changes in dividend policies, the declaration of a stock split or the offering of additional securities;

●	changes in credit agreements, debt financings or debt ratings;

●	impending bankruptcy or liquidity problems;

●	information about abnormally high or low sales, credit losses or delinquencies;

●	a change in management or the board of directors;

●	a change in control;

●	the commencement, status or results of litigation or regulatory proceedings;

●	cybersecurity risks and incidents, including vulnerabilities and breaches; and

●	the resignation or termination of the independent auditors.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. Therefore, before engaging in any transaction, carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. These restrictions apply equally to your family members and others living in your household. Employees are responsible for the compliance of their immediate families and personal households.

Tipping Information to Others. Employees must not pass material nonpublic information on to others, regardless of the nature, source, or subject of that information. The civil and criminal penalties described above apply if you tip information to another person who then trades, whether or not you derive any benefit from another’s trading. And, liability may be imposed on the tipper for any trading down the line that tippees may pass along.

Insider Trading Policy Updated 7/11/24

AMERICA’S CAR-MART, INC.

INSIDER TRADING POLICY

Insider Trading

America’s Car-Mart, Inc. (the “Company”) prohibits a director, officer or any employee who has material non-public information relating to the Company, its subsidiaries, customers, or suppliers, from buying or selling securities of that entity, engaging in any other action to take advantage of such information, or passing such information on to others. This prohibition applies to any such information obtained in the course of employment with or service on the board of directors of the Company or any of its subsidiaries.

The Company prohibits an insider who possesses material non-public information from entering into a trade until the second business day after the Company has made a public announcement (such as by press release or SEC filing) of such material information, including earnings releases, in order to give the investing public time to absorb the information. For example, if the Company were to make an announcement on a Tuesday, you should not trade until Thursday. If an announcement were made on a Friday, you should not trade until Tuesday. For purposes of this policy, the term “insider” shall be deemed to include all directors, executive officers and employees of the Company and its subsidiaries, as well as their family members, members of their household and entities owned or controlled by such director, executive officer or employee.

Trading Windows

Under circumstances where a director, executive officer or designated key employee does not possess material non-public information, trading in the Company’s securities will be permitted within a “safe-harbor” window commencing on the second business day after the release of the Company’s quarterly earnings through the printed media or otherwise. This window of trading opportunity shall extend from the second business day after the release of the Company’s quarterly earnings until twenty-one (21) days prior to the end of the quarter.

Be aware that if material non-public information arises during the “safe harbor” window, the window closes and no trading is permitted until the information is made public and the post-announcement waiting period has passed. If the original window would have closed before these conditions are met, no trading can take place until the next quarter’s safe-harbor window opens.

Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws, to avoid the appearance of trading on inside information and to facilitate compliance with certain disclosure obligations of the Company, no director, executive officer or designated key employee may engage in an open market purchase or sale of the Company’s securities or enter into or modify a Rule 10b5-1 plan (as defined below) or similar written trading arrangement without first obtaining pre-clearance of the transaction or plan from the Company’s Chairman of the Board, Chief Executive Officer, or Chief Financial Officer. Pre-clearance of all transactions and Rule 10b5-1 plans will also permit the Company to assist the directors and Section 16 officers in complying with their SEC requirements by filing the requisite SEC forms (Forms 3, 4 and/or 5) on their behalf. The following three steps are necessary to obtain pre-clearance before engaging in a transaction involving Company securities:

Insider Trading Policy Updated 7/11/24

(a)         A written request for pre-clearance should be submitted to the Company’s Chief Financial Officer via e-mail (or in his or her absence, to the Chairman of the Board or the Chief Executive Officer via e-mail) at least one business day in advance of the proposed transaction or execution of a new or modified Rule 10b5-1 plan (see further guidance and instructions regarding Rule 10b5-1 plans below);

(b)         The person trading must certify to the Company in writing no earlier than one business day prior to the proposed transaction(s) (or, in the case of Rule 10b5-1 plan, upon execution of the new or modified plan) that, to the best of his/her knowledge and belief, he or she is not in possession of material non-public information concerning the Company; and

(c)         The Company’s Chief Financial Officer (or in his or her absence, the alternates referenced above) approves the transaction(s) in writing.

The Company’s Chief Financial Officer (or the alternates referenced above) is under no obligation to approve a transaction submitted for pre-clearance, and may, with reasonable cause, determine that the proposed transaction(s) should not be permitted.

Limited Exceptions

Except with respect to the Section 16(a) reporting obligations for directors and officers and as otherwise described below, this policy does not apply to the following transactions:

401(k) Plan. Purchases by the 401(k) trustee of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the amount or percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to prepay a plan loan if the prepayment will result in a change in your Company stock fund balance.

ESPP. Purchases by the Company’s Employee Stock Purchase Plan (“ESPP”) of Company stock resulting from periodic contributions of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the ESPP, including an election to enroll in the plan, to increase or decrease the amount or percentage of your periodic contributions to the plan, or to sell Company stock acquired under the plan.

Stock Option Exercises. The exercise of a Company stock option. The policy does apply, however, to any sale of stock acquired upon the exercise of an option, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Rule 10b5-1 Plan. Purchases or sales of Company securities executed pursuant to a written trading plan, contract or arrangement with a broker adopted by the director, executive officer or designated key employee at a time when he or she is not aware of material nonpublic information and implemented in good faith in accordance with the conditions of Rule 10b5-1 promulgated by the SEC under the Securities Exchange Act of 1934 (a “Rule 10b5-1 plan”). Rule 10b5-1 provides that a person’s purchase or sale of a security in accordance with the conditions of Rule 10b5-1 will not be “on the basis” of material nonpublic information (even though the purchase or sale was made while the person was aware of material nonpublic information). This policy does apply, however, to the entry into or modification of any Rule 10b5-1 plan. In addition, any director, executive officer or designated key employee that utilizes a Rule 10b5-1 plan must notify the Chief Financial Officer (or in his or her absence, the alternates described above) of the termination of such plan on or prior to the date of the plan’s termination.

Insider Trading Policy Updated 7/11/24

Persons subject to this policy who desire to establish a Rule 10b5-1 plan should consult with their counsel and broker (which may have a preferable form) and submit the proposed plan to the Company’s Chief Financial Officer (or in his or her absence, the alternates referenced above) for approval well prior to the date that such person desires to effect transactions in Company securities pursuant to such plan or desires to modify such plan. Any Rule 10b5-1 plan so approved should be entered into or modified only during an open trading window.

Please note that recent amendments to Rule 10b5-1 now require a minimum “cooling-off” period after any person other than the issuer enters into a Rule 10b5-1 plan before any trades can begin under such plan. The cooling-off period for directors and executive officers extends to the later of (i) 90 days after the adoption of the trading plan or (ii) two business days after the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted. The cooling-off period for other persons extends to 30 days after entering into the plan. Certain modifications to an existing Rule 10b5-1 plan are considered a termination of the plan and entry into a new plan and trigger a new cooling-off period.

Section 16(a) Filings

A director or Section 16 officer shall immediately notify the office of the Chief Financial Officer or the Company’s securities counsel in writing upon any change in beneficial ownership of the Company’s securities, including any purchase, sale, gift, transfer, or other acquisition or disposition of Company securities. Such notice must include all transaction information necessary to complete and file the appropriate Section 16 report (i.e., Form 4 or 5) on the insider’s behalf, including the date of the transaction, the number of Company securities acquired or disposed of, the nature of transaction, the price (if applicable), whether such transaction was pursuant to a Rule 10b5-1 plan (and, if so, the date such plan was adopted), and his or her total holdings of Company securities following the transaction. The Company or its securities counsel will then complete and file the Form 4 or 5, as the case may be, on your behalf and transmit a copy to you of the Form 4 or 5, as the case may be. PLEASE NOTE THAT IN ORDER TO FILE SUCH REPORTS ON YOUR BEHALF WITH THE SEC WITHIN TWO (2) DAYS AFTER THE CHANGE IN BENEFICIAL OWNERSHIP OCCURS, IT IS URGENTLY REQUIRED THAT YOU IMMEDIATELY ADVISE THE COMPANY OR ITS SECURITIES COUNSEL OF THE NECESSARY INFORMATION ON THE DAY WHEN ANY TRADE OR CHANGE IN OWNERSHIP OCCURS.

Insider Trading Policy Updated 7/11/24

Other Prohibited Transactions

Because of adverse perceptions that may be created by short-term or speculative transactions in the Company’s securities, the Company considers it inappropriate for any insider to engage in, and it is the Company’s policy that insiders may not engage in, any of the following transactions:

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value. It could also be a signal to the market that the seller does not have confidence in the Company or its prospects. In addition, short sales of Company securities may reduce the seller’s incentive to improve the Company’s performance since the seller can benefit from a decline in the value of the Company’s securities. For these reasons, short sales of the Company’s securities by insiders are prohibited.

Publicly Traded Options. A transaction in options (other than options granted under a Company stock option plan) is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, could create an impression that the trader is trading based on material nonpublic information. Transactions in options also may focus an insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by insiders in puts, calls or other derivative securities regarding the Company on an exchange or in any other organized market are prohibited.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for giving up all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, an insider may no longer have the same objectives as the Company’s other shareholders. Therefore, insiders are prohibited from engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral falls. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information about the Company securities (it is the SEC’s position that margin and pledge arrangements do not qualify for the protections afforded by Rule 10b5-1 discussed earlier), insiders are prohibited from holding securities of the Company in a margin account or pledging such securities as collateral for a loan. Exceptions to this prohibition may be granted where (1) the securities are held in third-party accounts or by partnerships or entities over which the person does not exercise investment control and he or she disclaims beneficial ownership of such securities, or (2) a person wishes to pledge securities of the Company as collateral for a loan (but not for margin debt) at a time he or she is unaware of material nonpublic information and demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge securities of the Company as collateral for a loan must submit a request for approval to the Company’s Chief Financial Officer (or in his or her absence, the alternates referenced above) well in advance of the proposed execution of documents evidencing the proposed pledge.

Failure to observe the above policies could result in the offending person’s immediate dismissal.

Insider Trading Policy Updated 7/11/24

COMPANY ASSISTANCE

Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Executive Officer or the Company’s Chief Financial Officer. Remember, however, that the ultimate responsibility for avoiding improper transactions rests with you.

CERTIFICATIONS

Officers and directors and other key employees will be required to certify their understanding of this statement. A copy of this statement will be included in the Company’s Employee Manual.

Insider Trading Policy Updated 7/11/24

CERTIFICATION

The undersigned hereby certifies that

●	a copy of the America’s Car-Mart, Inc. Statement Regarding Insider Trading by Company Personnel was distributed to the undersigned;

●	he/she has read and understands the statement; and

●	he/she will abide by the policy set forth herein as long as he/she remains a director, officer, or insider of the Company.

Date:
Signature

Print Name

Insider Trading Policy Updated 7/11/24